Exhibit 10.1

Confidential Severance Benefits Offer And General Waiver and Release of Claims

SEVERANCE BENEFITS OFFER AND GENERAL WAIVER AND RELEASE OF CLAIMS

As set forth in this Severance Benefits Offer and General Waiver and Release of Claims (“Agreement”), RYVYL INC. (f/k/a GreenBox POS) has offered to pay me, Ben Errez (“Errez”), the severance benefits described herein in exchange for the terms set forth below (the “Waiver and Release”) which, among other things, includes my agreement to waive all claims against and to release RYVYL and its current and former affiliated, related, predecessor, successor and merged entities (including, without limitation, any current or former entity controlling, controlled by, merged into, affiliated with, or under common control with or by RYVYL), which entities, together with RYVYL, are referred to collectively herein as “RYVYL Released Group”), along with RYVYL’s current and former partners (joint venture, limited, or general), principals, shareholders, members, trustees, directors, officers, employees, administrators, insurers, reinsurers, employee benefit plans sponsored by RYVYL (including fiduciaries, administrators, and principals of such plans), attorneys, agents, and representatives (all which or whom, together with RYVYL, are referred to collectively herein as the “RYVYL” or “Ryvyl”), from all claims, demands, actions, liabilities, costs, and damages, whether known or unknown, existing or inchoate, arising out of or relating in any way whatsoever to my employment with or separation from RYVYL, as described below.

RECITALS

Errez confirms he has read this Agreement. Errez confirms that his last day of employment is August 31, 2025 (the “Termination Date”). Errez understands that the severance benefits offered to him (his “Severance Offer”) are voluntary on the part of RYVYL: RYVYL’s payment of such benefits is not required by any legal obligation and arises solely from RYVYL’s decision to provide a severance opportunity in connection with the end of my employment with RYVYL and my agreement to this Waiver and Release.

Further, Errez and RYVYL acknowledge that they may not unilaterally withdraw from this Agreement. Errez and Ryvyl shall cooperate with reasonable requests for support on matters related to legal or compliance.

Errez understands that signing this Waiver and Release is an important legal act. Errez acknowledges that RYVYL has advised him in writing to consult an attorney before signing this Waiver and Release.

Errez understands that to accept his Severance Offer, Errez must sign this Waiver and Release and return it to the VP of Legal Affairs at RYVYL at any time during the period beginning on the date he received it (which is August 15, 2025) (my “Notice Date”), and ending on the later of the close of business on September 6, 2025, or the first business day that is at least twenty-one (21) days after the date he received this Waiver and Release (the “Consideration Period”).he understand and agree that if he signs and returns this Waiver and Release before the Consideration Period expires (my “Acceptance Date”), the Consideration Period automatically terminates on such Acceptance Date. However, for this Waiver and Release to become effective, he must not have revoked my acceptance during the seven-day period (the “Revocation Period”) that immediately follows my Acceptance Date. Therefore, this Waiver and Release becomes effective, entitling him to the Severance Benefits it provides, at 12:01 a.m. on the eighth day following my Acceptance Date (the “Effective Date”). This Revocation right that complies with ADEA/OWBPA is extended to Errez alone, and therefore shall automatically become effective once executed by Errez and has not been revoked by Errez during the Consideration Period.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

Company confirms that it intends to have this Agreement serve as a final release of all claims against Errez whatsoever, either known or unknown.

TERMS

In exchange for the payment to Errez of severance benefits and for the other promises set out in this Waiver and Release, which he acknowledge are in addition to any compensation or benefits to which he already is entitled, and which he agrees are good and sufficient consideration for this Waiver and Release, he agrees as follows:

1.	Termination Date. My last day of employment is August 31, 2025.

2.	Severance Benefits. In exchange for my promises and obligations under this Waiver and Release, RYVYL agrees to provide the following payments (my “Severance Benefits”):

a.	To pay him the lump sum amount of Three Hundred Fifty Thousand Dollars ($350,000), less applicable withholdings (my “Severance Payment”).

b.	My Severance Payment shall be paid through the Company’s regular payroll as Bonus/Supplemental Income by direct deposit in accordance with the instructions on file with RYVYL’s payroll department within five business days of the Effective Date or Termination Date, whichever is later.

c.	I understand that a Form W-2 will be issued for my Severance Payment for the applicable tax year, and therefore my Severance Payment is subject to tax withholding consistent with Bonus/Supplemental Income classification.

d.	Accelerated vesting of all issued by unvested equity grants equal to 59,834 RSAs, 285,001 RSUs, and 26,667 stock options, which shall vest as of the Termination Date.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

3.	General Release of All Claims. Errez and Ryvyl knowingly and voluntarily release and forever discharge each other and each member of the RYVYL Released Group, in both their business and individual capacities, of and from any and all claims that may lawfully be waived by Errez and Ryvyl and that relate in any way whatsoever to my employment or separation from employment with RYVYL and/or any other member of the RYVYL Released Group, whether such claims are known or unknown to Errez and Ryvyl, and whether existing or alleged to exist, in whole or in part, as of the Effective Date of this Waiver and Release, including, but not limited to, claims relating to or arising out of:

a.	Any waivable violation by any member of the RYVYL of the following statutes and laws, as amended from time-to-time:

The Age Discrimination in Employment of 1967 Act (ADEA), as amended, including by the Older Worker Benefits Protection Act (OWBPA) of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963 (EPA); the Pregnancy Discrimination Act of 1978 (PDA); the Lilly Ledbetter Fair Pay Act of 2009 (FPA); the Americans with Disabilities Act of 1990 (ADA), as amended (including the ADA Amendments Act of 2008); the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment Retraining and Notification Act of 1989 (WARN); the Employee Retirement Income Security Act of 1974 (ERISA); the Occupational Safety and Health Act (OSHA); the Immigration Reform Control Act of 1986 (IRCA); the Fair Labor Standards Act (FLSA); the Fair Credit Reporting Act of 1970 (FCRA); the Medicare Secondary Payer Act (MSP), including any private cause of action under 42 U.S.C. Section 1395y(b)(3)(A); the False Claims Act (FCA); the Genetic Information Nondiscrimination Act of 2008 (GINA); Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA); the National Labor Relations Act of 1935 (NLRA); the Labor Management Relations Act of 1947 (LMRA); the Gramm-Leach-Bliley Act or the Financial Services Modernization Act of 1999; any applicable Executive Order programs; the Vietnam Era Veterans’ Readjustment Assistance Act; the Uniformed Services Employment and Reemployment Rights Act; The Families First Coronavirus Response Act (FFCRA), the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); as amended and expanded by the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and related regulations and guidance; the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, specifically including, but not limited to the Private Attorney General Act pursuant to Labor Code § 2699, et seq., the California Business and Professions Code, the California Government Code, the California Family Rights Act, the California Pregnancy Discrimination Act, the California Wage Orders, California’s Occupational Safety and Health Act, or other state equivalents to the aforementioned, and any claims for breach of contract, breach of employment contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, wrongful termination in violation of public policy (Tameny claims), personal injury, constructive discharge, fraud, misrepresentation, defamation, violation of public policy, intentional infliction of emotional distress, invasion of privacy, any claims for privacy violations, interference with contract rights or opportunities, negligence or wantonness and any other claims in tort.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

b.	each and every accidental, wrongful, breach by Errez knowingly or any member of RYVYL of any and every duty or obligation whatsoever owed to Errez that may be legally waived by me, and that exists, in whole or in part, as of the Effective Date, regardless of whether the alleged breach arises from contract (express, written, or implied), or is pursuant to the common law of any international, federal, state, or local jurisdiction, and including, for example and without limitation, any wrongful discharge, whistleblower status, qui tam action, infliction of emotional distress, liquidated or punitive damages claim, defamation, or claim for vacation, sick or personal leave, pay or payment under any RYVYL practice, policy, handbook, or manual.

c.	If any claim Errez or RYVYL is not waivable, then to the extent permitted by law, Errez and Ryvyl waive any right or ability to be a class or collective-action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim if Errez, RYVYL or any other member of the RYVYL is a defendant.

d.	It is the intention of Errez and Ryvyl in executing this Waiver and Release that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs herein above released. The parties hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.

Collectively, these are the “Released Claims.”

e.	Not included within Released Claims are (i) claims for unemployment insurance benefits; (ii) claims for workers’ compensation benefits; (iii) claims to enforce this Agreement; (iv) claims which, by law, cannot be waived; and (v) any challenge to the validity of my release of claims under the Age Discrimination in Employment Act of 1967, as amended; (vi) claims for statutory indemnity under California Labor Code section 2802.

4.	No Workplace Injuries. As of the date of signing this Agreement, Errez represents and affirms that he has not sustained any workplace injury nor does he have any occupational diseases of any kind that has not already been resolved. He does not intend to file any claim or seek any benefits of any kind under California’s workers’ compensation laws.

5.	Promise Not to Sue or to Assist Another’s Suit. Errez and Ryvyl promise and agree that, as to the Released Claims, they have not done and will not do any of the following:

a.	File a lawsuit;

b.	Authorize any other person or entity to file a lawsuit, complaint, or legal proceeding on their behalf;

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

c.	Become a member of any class of plaintiffs or be represented by another in a representative capacity in a lawsuit;

d.	Accept, recover, or receive wages, damages, an award, or any other form of individual relief or compensation which may arise out of, or be available in connection with, any administrative remedies secured independently by any federal, state, or local governmental agency, or by any class representative; or

e.	Aid, encourage, participate with, or help any current or former employee of RYVYL in any suit or proceeding of any kind against any member of the RYVYL Released Group except as compelled by proper legal process.

Errez	and Ryvyl further promises and agrees to defend, indemnify, and hold each other and each member of the RYVYL Released Group harmless from and against all future losses, costs (including, but not limited to, defense costs, expenses, and legal fees), claims, demands, and causes of action relating to the Released Claims and asserted by any person claiming by or through them, or on their behalf. The indemnification is limited to intentional misconduct.

Errez	understands that nothing in this Waiver and Release is intended to or does restrict his right, exercised in good faith, to initiate, participate in, or provide truthful testimony relating to a government investigation or proceeding concerning a Released Claim. However, he understands that to the fullest extent permitted by law, he is giving up the right to seek or accept personal relief, compensation, or damages in connection with such investigation or proceeding, except as a passive member of a prevailing class.

6.	Acknowledgment of Waiver of Claims Under ADEA and OWBPA. The Age Discrimination in Employment Act of 1967 (“ADEA”) prohibits an employer from discharging any individual or otherwise discriminating with respect to the nature and privileges of an individual’s employment on the basis that the individual is age forty or older. The Older Workers Benefit Protection Act (“OWBPA”, 29 U.S.C. §§ 626, et. seq., Pub L 101-433, 104 Stat. 978 (1990)) further augments the ADEA and prohibits the waiver of any right or claim under the ADEA unless the waiver is knowing and voluntary. By entering into this Agreement, Errez acknowledges that he knowingly and voluntarily, for just compensation in addition to anything of value to which he was already entitled, waive and release any rights he may have under the ADEA and/or OWBPA. Errez further acknowledges that he has been advised and understand, pursuant to the provisions of the ADEA and OWBPA, that:

a.	This waiver/release is written in a manner that Errez understands;

b.	Errez has twenty-one (21) calendar days to review and consider accepting the terms of this Agreement;

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

c.	Errez has been advised to consult an attorney concerning this Agreement and the advisability of accepting its terms. By signing this Agreement, Errez acknowledges that he had the opportunity to seek legal advice and understands the legal significance of the waiver of any possible claims Errez may have under the ADEA, OWBPA, or similar age discrimination laws;

d.	Errez agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Errez acknowledges that RYVYL has provided to him at least twenty-one (21) calendar days within which to review and consider this Agreement before signing it. Should Errez decide not to use the full twenty-one (21) days, then Errez knowingly and voluntarily waives any claims that he was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Agreement.

The waivers and releases set forth in this Agreement shall not apply to any rights or claims that may arise under the ADEA and/or OWBPA after the Effective Date of this Agreement.

7.	Affirmations, Representations, and Warranties. Errez and Ryvyl knowingly rely upon the affirmations, representations, and warranties set forth below, and Errez and Ryvyl enter into this Waiver and Release in reliance on same. Errez and Ryvyl therefore affirm, represent, and warrant as follows:

a.	They have carefully read this Waiver and Release, including the release provision, and Errez and Ryvyl understand and agree to every provision in this Agreement.

b.	Errez has been told to discuss this Waiver and Release, including the release provision, with a lawyer and/or an accountant and/or any governmental agency of my own choice, prior to signing this Agreement and at any time within the Revocation Period and have had the opportunity to so consult;

c.	Errez has read each provision of this Waiver and Release, and understands this Waiver and Release and its effect on his legal rights;

d.	Errez and Ryvyl have not filed, caused to be filed, and are not presently party to, any claim against each other that is a Released Claim;

e.	Errez and Ryvyl have not sold, assigned, transferred, conveyed, or otherwise disposed of any of the Released Claims, and they are authorized and competent to waive and release them;

f.	Errez and Ryvyl have not divulged any proprietary or confidential information of each other will continue to maintain the confidentiality of such information, including client information, as required under existing agreements with Errez or any member of RYVYL, or as required by statutory or common law principles applicable to them;

g.	Except as otherwise set forth herein, Errez has returned or will return to RYVYL all monies, documents, equipment, and electronic data belonging to RYVYL, or to any vendor, customer, or supplier of RYVYL, that he received during his employment, as more fully described in Paragraph 9 below. Errez shall continue to grant access to Ryvyl data in his Dropbox during the Consideration Period;

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

h.	Errez has not during his employment by RYVYL knowingly engaged in any activity that (1) constitutes gross misconduct in violation of a written RYVYL policy, directive or code of conduct, (2) materially breached a fiduciary duty he owed as a RYVYL employee or officer, or (3) constitutes criminal conduct in my performance of duties for or involving RYVYL or any other member of RYVYL. Any action taken during Errez’s employment by Ryvyl that is known to the Ryvyl Board of Directors or its CEO shall be considered authorized and excluded from this clause;

i.	Errez agrees that he is not owed any further payments for his past service to RYVYL and that he has been paid in full for his past service to RYVYL up through and including his Termination Date. Errez acknowledges and represents that, other than the consideration set forth in this Agreement, RYVYL has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to him. Errez specifically represents that he is not due to receive any commissions or other incentive compensation from RYVYL other than as set forth in this Agreement. Errez warrants that he does not and will not claim he is owed any further wages for his past service to RYVYL, and has no contention RYVYL has denied him any rights under the FLSA. Errez is not waiving or compromising any claims under the FLSA but rather, represents and warrants Errez has no FLSA claims against RYVYL. Errez acknowledges and agrees that, pursuant to the applicable plan document, all share awards, including but not limited to those share awards granted under the RYVYL Incentive and Nonstatutory Stock Option Plan and/or Restricted Stock Plan, that he may have held in RYVYL or any affiliate that are unvested as of the Terminate Date under the terms of such awards shall be immediately and automatically cancelled and forfeited without the payment of any additional consideration therefore as of the Termination Date;

j.	Errez’s active employee benefits terminate at midnight on December 31, 2025. Errez has the right to continue his group medical and dental coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period not to exceed the applicable statutory period under federal and state law. Errez understands my right to elect COBRA coverage exists even if he does not enter into this Agreement. If Errez signs and does not revoke this Agreement and timely elect continued group medical and dental coverage under COBRA, Errez will continue his group medical and dental benefits at the same cost as during my employment from the Termination Date until the earlier of: (i) the applicable statutory period under federal and state law following the Termination Date, or (ii) the date upon which he obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). Errez shall promptly inform RYVYL in writing when he obtains or becomes eligible for any such other health care coverage. The COBRA Subsidy for a given month shall be an amount equal to the employer share of the premium that RYVYL otherwise would pay for such group health care plan coverage if Executive were an active employee as of such month. Errez shall be responsible for paying the full unsubsidized costs (without any COBRA Subsidy) of the applicable COBRA premium for any and all COBRA coverage after the COBRA Subsidy Period. The COBRA Subsidy will commence after he has signed and returned this Agreement, provided that no such payments or other benefits shall be provided until the Revocation Period passes without any revocation by me. Errez will be deemed to receive income attributable to the COBRA Subsidy and shall be responsible for any and all applicable tax liability arising from such benefit. Errez’s ability to seek health insurance in the Marketplace and/or to obtain Federal assistance as to his health insurance may be impacted or restricted by electing COBRA coverage continuation. Errez has been advised to consult with an attorney and/or seek other professional guidance he may deem appropriate prior to executing this Agreement.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

k.	Errez and Ryvyl agree to timely cooperate with each other’s reasonable requests for information concerning legal and/or compliance matters pertinent to Errez’s employment with Ryvyl. Errez shall be entitled to reimbursement for time and expenses if such cooperation becomes extensive;

l.	Errez confirms that he understands that no one at RYVYL is authorized to modify the terms of this Waiver and Release except in a writing that specifically references this paragraph, and he affirms that he has not relied on any statements, promises, or agreements by RYVYL other than this Waiver and Release in deciding whether to sign this Waiver and Release; and

m.	Errez acknowledges that the consideration given for the Waiver and Release is in addition to anything of value to which he was already entitled.

8.	Non-Disparagement. Errez and Ryvyl agree they will refrain from making public, disparaging attacks or any negative remarks about Errez, on the quality of RYVYL’s products or services, and/or its business policies or practices in a manner reasonably calculated to harm RIVYL’s or Errez’s reputation and will refrain from making knowingly false statements or statements made with reckless disregard for the truth about Errez or RYVYL or any of RYVYL.

9.	Confidential Information. Errez shall not use any RYVYL information that is confidential either under applicable law or RYVYL’s Agreement(s) to which he had access during the scope of his employment with RYVYL in order to communicate with or solicit any of RYVYL’s current or prospective clients. Errez shall direct any inquiries by potential future employers to RYVYL’s Human Resources department, which shall use its best efforts to provide only his last position and dates of employment. RYVYL shall provide Errez with a copy of all documents contained in any Human Resources file or folder relating to Errez’s employment. Nothing in this Agreement prevents Errez from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Ryvyl shall disclose to Errez any information it keeps on him and its intentions of handling such information, and to the degree it is entitled to or required to continue and hold such information, Ryvyl shall consider this information as confidential. Ryvyl shall further refrain from seeking additional information about Errez.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

10.	Damages for Breach. Errez and Ryvyl acknowledge that all terms, provisions, and conditions of this Agreement were materially bargained for by RYVYL and Errez. Errez and Ryvyl understand and agree that if they breach any material term of this Waiver and Release, the affected member of the RYVYL shall be entitled to recover all damages allowed by law and shall be entitled to reimbursement of attorneys’ fees incurred to recover such damages. Errez and Ryvyl agree they may not have an adequate remedy at law and would be immediately and irreparably harmed if either of them was to breach any provision of this Agreement. Therefore, Errez and Ryvyl agree in the event of a breach, the injured party will be entitled to equitable and injunctive relief to prevent any such actual or threatened breach or any continuing breach, in addition to all other damages and remedies available at law or in equity, as well as attorneys’ fees and costs.

11.	Duty to Return Company Property and Continuing Protection of Confidential Information. Errez affirms that he has either returned or will return immediately, will maintain in strictest confidence, and will not use or benefit from, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of RYVYL. For the purposes of this Waiver and Release, “confidential and proprietary business information” shall mean any information concerning RYVYL or their business which he learned or developed during my employment with RYVYL and which is not generally known or available outside of RYVYL. Such information, without limitation, includes information, written or otherwise, regarding RYVYL’s or RYVYL’s earnings; expenses; material sources; equipment sources; customers and prospective customers; customer accounts; business plans, strategies, practices and procedures; sales incentive and compensation plans; prospective and executed contracts; vendors; suppliers; personnel information; engineering drawings or documents, specification, procedures, data sheets, schedules, diagrams, trade secrets; and other internal business arrangements. He acknowledges and agrees that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by him or any employee, officer, director, agent, contractor, or representative of RYVYL or RYVYL related to the business of RYVYL, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information, belong to RYVYL. Errez’s desktop computer shall be excluded from this provision.

Should Errez be contacted or served with a legal process seeking to compel him to disclose any such information, Errez agrees to notify RYVYL’s General Counsel immediately in order that the affected member of RYVYL may seek to resist such a process if they so choose.  Such contact of Errez by Ryvyl shall be considered a breach of this Agreement by Ryvyl. If Errez is called upon to serve as a witness or consultant by a member of RYVYL in or with respect to any potential litigation or administrative proceeding involving RYVYL, Errez agrees to reasonably cooperate with RYVYL to the full extent permitted by law, and RYVYL agrees that such service shall be with reasonable notice, shall not unnecessarily interfere with Errez’s affairs or schedule, and shall provide for payment for his time and costs expended in such matters.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

Errez agrees not to disclose the amount of any payment received by him pursuant to this Agreement, except that he may disclose this information if required to do so by existing statute or law or court order, and he may disclose this information to his spouse and heirs (as applicable) and to certain individuals employed by him for legitimate business reasons who may have a need to know (e.g., accountants, tax advisors, financial advisors, or attorneys), provided that any such persons are informed, prior to disclosure, that the information may not be disclosed outside the terms of this provision. Errez understands that nothing in this Agreement shall be construed to prohibit him or limit his ability to bring or file an administrative charge with any federal, state, or local agency or self-regulatory organization charged with enforcement of any law (including but not limited to the Equal Employment Opportunity Commission), though under such circumstances Errez still waives and releases any right to recover any type of personal relief in any administrative action or proceeding, whether brought by Executive or by anyone else in Executive’s name and/or on Executive’s behalf; or to report conduct to, communicate with, or provide truthful information to the federal, state, or local government, or participate in any administrative investigation or proceeding, whether a federal, state, or local agency or self-regulatory organization, or make other disclosures that are protected under the whistleblower or criminal provision of any law, including but not limited to the reporting of allegations of fraud, waste, or abuse to any federal, state, or local agency or self-regulatory organization, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Additionally, nothing in this Agreement prevents him from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that he has reason to believe are unlawful.

12.	Governing Law, Venue, and Jury Waiver. This Waiver and Release shall be governed by the laws of the State of California without application of its conflicts of law provisions, except where federal law applies. If any provision or subpart of this Waiver and Release is declared illegal or unenforceable as written by a court of competent jurisdiction, he agrees that such court shall first seek to reform such provision or subpart to give it effect to the fullest extent lawfully possible, but if such provision or subpart cannot be reformed, then such provision or subpart shall immediately become null and void, leaving the remainder of this Waiver and Release in full force and effect. Errez and Ryvyl agree they must institute any action for breach of or to enforce any term of this Waiver and Release only before a court of competent jurisdiction sitting in San Diego, California, without a jury; Errez and Ryvyl irrevocably consent to such exclusive jurisdiction and jury waiver, and hereby irrevocably waive any objection regarding convenience or personal jurisdiction. Attorneys’ fees and costs reasonably and necessarily incurred to enforce this Waiver and Release shall be awarded to the prevailing party in a successful action.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

13.	Non-Admission of Wrongdoing. This Waiver and Release shall not be deemed or construed as an admission of liability or unlawful conduct of any kind by Errez or by any member of RYVYL, and this Waiver and Release is not admissible in any legal proceeding for any purpose except to enforce its provisions.

14.	Pre-Existing Duties Remain in Effect. Errez and Ryvyl acknowledge and agree that their obligations to each other, whether arising by statute, under the common law, or pursuant to any code of conduct, employment agreement, or RYVYL policy, that survive termination of Errez’s employment status are not reduced or impaired by this Waiver and Release.

15.	Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

16.	No Oral Modification. This Agreement may only be amended in a writing signed by Errez and a duly authorized representative of RYVYL.

17.	Entire Waiver and Release. Errez and Ryvyl acknowledge that this Waiver and Release and Errez’s Notice Letter set forth the entire understanding and agreement between Errez, on the one hand, and RYVYL, on the other, concerning the subject matter of this Waiver and Release, and they supersede (1) any prior obligations to Errez of any member of the RYVYL, except as provided by section 3.b to this Agreement and (2) any prior or contemporaneous oral and/or written waivers, releases, or representations, if any, made to Errez by any member of the RYVYL Released Group concerning the subject matter of this Waiver and Release. An executed copy of this Waiver and Release shall be enforceable as if it were the duly-executed original.

18.	Headings and Interpretation. Errez understands and agrees that section headings are for ease of review and shall not be read to contradict the substantive terms of this Waiver and Release or the Notice Letter. Errez agrees that the introductory recitals in this Waiver and Release are substantive terms of his agreement with RYVYL. Errez agrees that the terms of this Waiver and Release shall not be construed for or against RYVYL as the drafter but shall be given their plain meaning in the context of this Waiver and Release.

19.	Effect of Signature, Revocation Period. Errez understands that if he fails to sign and return this Waiver and Release to the attention of Zack Kirscher, VP of Legal Affairs, at zack@ryvyl.com by U.S. Registered or Certified mail or via a nationally-recognized overnight courier service before the Consideration Period expires, RYVYL will have no obligation to provide him the Severance Benefits and other consideration offered in exchange for this Waiver and Release.

Ben Errez’s Initials:

Confidential Severance Benefits Offer And General Waiver and Release of Claims

Errez understands that during the seven-day Revocation Period, Errez may revoke his acceptance of the offer by delivering a written statement to: Zack Kirscher at RYVYL Inc., 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108, or by email to zack@ryvyl.com, by hand-delivery, or by overnight or same-day courier before the Revocation Period expires, or via registered mail postmarked before the Revocation Period expires, in which case the Waiver and Release will not become effective and any offer of Severance Benefits is null and void.  RYVYL will have no obligation to provide him the Severance Benefits and other considerations offered in exchange for this Waiver and Release.

Errez understands that if he does not revoke my acceptance within the Revocation Period, this Waiver and Release becomes permanent and irrevocable as of the Effective Date.

20.	Counterparts. This Waiver and Release may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A true copy of this instrument may be admitted as an original.

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Ben Errez’s Initials:

Errez acknowledges he has read and understands the terms of this Agreement, Waiver and Release, including its effect on his legal rights.  By his signature below, Errez knowingly and voluntarily chooses to accept the terms of the Agreement, Waiver and Release in exchange for the Severance Benefits offered in the Agreement.

/s/ Ben Errez	8/14/2025
Ben Errez	Date Signed

and

Ryvyl Inc.

By:	/s/ George Oliva		August 15, 2025
	Name:	George Oliva	Date delivered to Ben Errez
	Title:	Chief Financial Officer